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                         CONSENT OF INDEPENDENT AUDITORS




The Board of Directors and Shareholders
Vantagepoint Funds:


We consent to the use of our report dated February 11, 2000 for Bond Index Master Portfolio, Extended Index Master Portfolio, International Index Master Portfolio, S&P 500 Index Master Portfolio and U.S. Equity Master Portfolio (five portfolios of Master Investment Portfolio) incorporated by reference herein.



KPMG LLP
San Francisco, California
April 26, 2000